Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
Exhibit 8.1
August 10, 2005
Natural Resource Partners L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by certain selling unitholders of subordinated units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated August 9, 2005 (the “Prospectus Supplement”) and the Prospectus dated August 2, 2005 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-126186).
     In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Tax Considerations” in the Prospectus and under the caption “Material Tax Consequences” in the Prospectus.
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” and (ii) as of the effective date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the incorporation by reference of this opinion into the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.